EX-99.a.1.f

Aberdeen Funds

Certificate of Establishment and

Designation of Additional Series and Share Classes

The undersigned, Secretary of Aberdeen Funds (the “Trust”), a multi-series Delaware statutory trust registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”) does hereby certify that the following preambles and resolutions designating additional series of shares of the Trust were duly adopted at a meeting of the Board of Trustees of the Trust on June 9, 2010, all in accordance with the laws of the State of Delaware and pursuant to Article III, Section 1,5 and 6 and Article IV Section 3(b) of the Trust’s Amended and Restated Agreement and Declaration of Trust, and that such resolutions are incorporated by reference into the Amended and Restated Agreement and Declaration of Trust in accordance with Article III,

WHEREAS, management of the Trust has recommended to the Board that three additional series of shares of beneficial interest of the Trust be established and designated, as hereafter described, each with five classes of shares; and

WHEREAS, management proposes the adoption of resolutions so that the new series and new classes may be established and designated, so that amendments to the Trust’s registration statement to add the new series and new classes may be filed with the U.S. Securities and Exchange Commission (“SEC”) and any necessary state securities filings may be made;

WHEREAS, pursuant to Article III, Section 6, of the Amended and Restated Agreement and Declaration of Trust (the “Declaration of Trust”), the Trustees have the authority to establish and designate additional series and classes of the Trust; and

WHEREAS, pursuant to Article III, Sections 1 and 6, of the Declaration of Trust, beneficial interest of the Trust is divided into an unlimited number of shares with no par value (“Shares”), and the Board may authorize the division of such Shares into separate series, and the division of such series into separate classes, with such variations in the relative rights and preferences between the different series or classes as shall be fixed and determined by the Trustees; and

WHEREAS, the Board desires to establish and designate three additional series of Shares of the Trust, each with five classes.

NOW, THEREFORE, IT IS RESOLVED, that, pursuant to Article III, Section 6, of the Declaration of Trust, three series of shares of beneficial interest in the Trust are hereby established and designated as Aberdeen Global High Yield Bond Fund, Aberdeen Emerging Markets Debt Local Currency Fund and Aberdeen Ultra-short Duration Bond Fund (each, a “New Fund” and collectively, the “New Funds”) and an unlimited number of shares of beneficial interest are hereby classified and allocated to each such series, all with the relative rights and preferences as set forth in the Declaration of Trust or any amendments thereto and with any changes to the names of the Funds as management shall determine; and it is further

RESOLVED, that, pursuant to Article III, Sections 1 and 6, of the Declaration of Trust, the initial classes of Shares of each New Fund be, and hereby are, established and designated as Class A, Class C, Class R, Institutional Service Class and Institutional Class (the “New Classes”) and an unlimited number of Shares and hereby classified and allocated to such classes of Shares of each New Fund; and it is further

RESOLVED, that a Share of each New Class of each Series of the each New Fund shall represent a proportionate interest in and shall have equal rights with each other Shares of such New Classes of the relevant New Fund with respect to the assets of the Trust pertaining to such New Fund and have the rights, preferences, privileges and limitations as set forth in the Declaration of Trust, provided that:

1.                             The dividends and distributions of investment income and capital gains with respect to Shares of the New Funds or New Classes shall be in such amounts as may be declared from time to time by the Board (or declared and paid in accordance with a formula adopted by the Board or delegated authority by the Board), and such dividends and distributions may vary with respect to such Fund or Class from the dividends and distributions of investment income and capital gains with respect to the other series or classes of the Trust, to reflect charges of any pro rata portion of distribution expenses paid pursuant to a Distribution Plan adopted by the Trust on behalf of the Fund or Class, as applicable, in accordance with Rule 12b-1 under the Investment Company Act of 1940 (the “1940 Act”) (or any successor thereto) (a “Distribution Plan”), to reflect charges of any pro rata portion of administrative service expenses paid pursuant to an Administrative Services Plan adopted by the Trust on behalf of the Fund or Class, as applicable, or to reflect differing allocations of the expenses of the Trust among its series or classes and any resultant difference among the net asset values per share of each series or classes, to such extent and for such purposes as the Board may deem appropriate. The allocation of investment income, capital gains, expenses and liabilities of each Fund among its classes shall be determined by the Board in a manner that is consistent with the Multiple Class Plan adopted by the Trust in accordance with Rule 18f-3 under the 1940 Act.

2.                             Except as may otherwise be required by law, pursuant to any applicable order, rule or interpretation issued by the SEC, or otherwise, the holders of Shares of the New Fund or a New Class shall have (i) exclusive voting rights with respect to any matter submitted to a vote of shareholders that affects only holders of Shares of the relevant Fund or Class, as applicable, including, without limitation, the provisions of any Distribution Plan applicable to a Class; (ii) voting rights with respect to the provisions of any Distribution Plan that may in the future (as a result of any conversion of a Class of Shares or otherwise) affect such Class of Shares; and (iii) no voting rights with respect to the provisions of any Distribution Plan applicable to any other series or class of the Trust or with regard to any other matter submitted to a vote of shareholders that does not now or in the future affect holders of Shares of the relevant Fund or Class; and it is further

RESOLVED, that the Secretary of the Trust is hereby authorized and directed to prepare a Certificate of Establishment and Designation of Additional Series and Share Class memorializing the establishment and creation of the New Funds and the New Classes in accordance with these resolutions; and it is further

In witness whereof, I have hereunto set my hand as such officer of the Trust as of this 8th day of September, 2010.

Aberdeen Funds

/s/ Megan Kennedy

Megan Kennedy
Secretary